EXHIBIT 12.1


                                COMPUTATION OF
                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The Company's consolidated ratio of earnings to fixed charges for each of the periods indicated are calculated as follows:

                                                                                                         Six Months
                                                                Year Ended December 31,                       Ended June 30,

                                                  1992       1993         1994        1995       1996        1996        1997
                                                                             (Dollars in thousands)
     EARNINGS
     NET INCOME BEFORE INCOME TAXES AND
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE      $71,458    $103,991     $32,245     $13,787    $89,189     $47,809      $34,982

     Add:
     Fixed charges interest expense                6,038       4,419       6,267       6,242      4,796       2,510        3,660
     Adjusted earnings                            77,496     108,410      38,512      20,029     93,985      50,319       38,642
     FIXED CHARGES
     INTEREST EXPENSE                              6,038       4,419       6,267       6,242      4,796       2,510        3,660

     CONSOLIDATED RATIO OF EARNINGS TO FIXED
     CHARGES (Actual)                               12.8        24.5         6.1         3.2       19.6        20.0         10.6
             (Proforma)                                                                  1.8        8.5         9.1          6.5